                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number            325-0287
                                                  Expires:    September 30, 1998
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                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                           1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


                       Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

                                   10/98
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ x ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [x ] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person




================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/01/98       S               1,000       D      $4.3750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/02/98       S               1,000       D      $4.2500                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/05/98       S                 500       D      $4.0625                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/05/98       S                 500       D      $4.0000                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/06/98       S               1,000       D      $3.8125                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/07/98       S               1,000       D      $3.3750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
     (see continuation sheet for additional sales)                                               1,825,389      D/I       (2)
====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Right to Purchase                                                                                         296,302   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


(1) Represents a sale of shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Dr. See is officer, director and shareholder.

(2) Reported holdings of non-derivative securities at month-end represent (a) 1,095,139 shares held by Dr. See in his individual capacity, (b) 630,250 shares held by BTI, and (c) 100,000 shares of Common Stock held by the Wassgren Anita See Trust, a trust in which Dr. See's spouse is the settlor and trustee (the "Trust"). Dr. See disclaims beneficial ownership in all shares held by BTI other than to the extent of his pecuniary interest therein and disclaims any beneficial ownership in all shares held by the Trust. Excludes 296,302 shares which Dr. See may be deemed to beneficially own by virtue of his right to exercise a purchase right disclosed in Table II of this Form, the acquisition of which was reported on a previously filed Form.



/s/ Jackie R. See                                              11/9/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


                        Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

                                    10/98
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/08/98       S               1,000       D      $2.5625                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/09/98       S               1,000       D      $2.3750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/12/98       S               1,000       D      $3.0625                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/13/98       S               1,000       D      $2.8750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/14/98       S               1,000       D      $2.7500                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/15/98       S               1,000       D      $2.5625                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/16/98       S               1,000       D      $2.8750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/19/98       S               1,000       D      $3.1250                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/19/98       J(3)           11,000       D         N/A                  I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/20/98       S               1,000       D      $2.8750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/21/98       S               1,000       D      $2.7500                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/22/98       S               1,000       D      $3.0000                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/23/98       S                 500       D      $2.8750                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/23/98       S                 500       D      $2.9375                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/27/98       S               1,000       D      $2.9062                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/28/98       S               1,000       D      $2.7500                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------

                                                                     Page 3 of 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


================================================================================
1. Name and Address of Reporting Person*

See,                                 Jackie                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          1325 Airmotive Way, Suite 125
--------------------------------------------------------------------------------
                                    (Street)

Reno,                              NV                  89502
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


                         Harvard Scientific Corp.   HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

                                    10/98
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          10/29/98       S               1,000       D      $2.8281                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1,825,389      D/I       (2)
------------------------------------------------------------------------------------------------------------------------------------


EXPLANATION:
------------
(1) Represents a sale of shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Dr. See is officer, director and shareholder.

(2) Reported holdings of non-derivative securities at month-end represent (a) 1,095,139 shares held by Dr. See in his individual capacity, (b) 630,250 shares held by BTI, and (c) 100,000 shares of Common Stock held by the Wassgren Anita See Trust, a trust in which Dr. See's spouse is the settlor and trustee (the "Trust"). Dr. See disclaims beneficial ownership in all shares held by BTI other than to the extent of his pecuniary interest therein and disclaims any beneficial ownership in all shares held by teh Trust. Excludes 296,302 shares which Dr. See may be deemed to beneficially own by virtue of his right to exercise a purchase right disclosed in Table II of this Form, the acquisition of which was reported on a previously file Form.

(3) Represents registered shares transferred in a privatte transaction to another party in return for a like amount of the issuer's unregistered shares and certain other consideration. This transaction had no effect on the aggregate holdings of the reporting person.

                                                                     Page 4 of 4